Exhibit 99.1 Investor Relations

Press Release

Verint Announces Preliminary Non-Cash Charge to be Recorded as a Result of Comverse’s Stock Option Review

Also Conducting Voluntary Internal Review of Certain Matters Communicated by the

Comverse Special Committee primarily related to the period 1998 through 2002

MELVILLE, N.Y.—(BUSINESS WIRE)—February 23, 2007—Verint Systems Inc. (VRNT.PK) today announced the preliminary non-cash charge to be recorded by the Company in connection with the review conducted by the Special Committee of the Board of Directors of Comverse Technology, Inc., the 57% stockholder of the Company, into dating inaccuracies in the grants by Comverse to employees of the Company of options to acquire Comverse common stock. The non-cash stock based compensation expense that it expects to record as a result of these inaccuracies in the fiscal years ended January 31, 2007, 2006, and 2005 is approximately $0, $31,000, and $64,000, respectively, and is expected to be less than $20 million in the aggregate for all periods. These inaccuracies relate to Comverse option grants to the Company’s employees from 1991 through May 2002, a period during which the Company was wholly-owned by Comverse. This charge excludes any tax expense or related payments, which the Company continues to review. The effect of such tax implications is not expected to materially impact the Company’s liquidity or capital resources.

Additionally, as previously announced by Comverse and as communicated by Comverse to the Company, the Special Committee of Comverse has expanded its review into certain other accounting matters. As a result, the Company has commenced a voluntary internal review into certain accounting matters, including accounting reserves, income statement expense reclassification and revenue recognition. The internal review is focused primarily though not exclusively on facts and circumstances during fiscal years 1998 through 2002 which, as mentioned, represents a period in which the Company was wholly-owned by Comverse. The Company is currently unable to determine the effect, if any, of such internal review on the Company’s financial statements.

About Verint Systems Inc.

Verint Systems Inc., headquartered in Melville, New York, is a leading provider of analytic software-based solutions for security and business intelligence. Verint software, which is used by over 1,000 organizations in over 50 countries worldwide, generates actionable intelligence through the collection, retention and analysis of voice, fax, video, email, Internet and data transmissions from multiple communications networks. Visit us at our website www.verint.com.

Note: This release contains “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. There can be no assurances that forward-looking statements will be achieved, and actual results could differ materially from forecasts and estimates. Important risks, uncertainties and other important factors that could cause actual results to differ materially include, among others: the potential impact on Verint’s financial results as a result of Comverse’s creation of a Special Committee of the Board of Directors of Comverse to review matters relating to grants of Comverse stock options, including but not limited to, the accuracy of the stated dates of Comverse option grants and whether Comverse followed all of its proper corporate procedures and the results of the Comverse Special Committee’s review; the effect of Verint’s failure to timely file all required reports under the Securities Exchange Act of 1934; the facts and circumstances underlying certain other accounting errors, as well as certain other areas requiring additional review, announced by Comverse and Verint; Verint’s ability to have its common stock relisted on The NASDAQ Global Market; the impact of governmental inquiries arising out of or related to option grants and the other accounting matters identified at Comverse; the inability to complete the Company’s proposed merger with Witness Systems, Inc. due to Witness’ failure to obtain stockholder approval or the failure to satisfy other conditions to the completion of the merger including the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the receipt of other required regulatory approvals; the failure to obtain the necessary financing arrangements set forth in the commitment letters received in connection with the merger; risks that the proposed merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; the ability to recognize the benefits of the merger; the amount of the costs, fees, expenses and charges related to the merger and the actual terms of certain financings that will be obtained for the merger and the impact of the substantial indebtedness incurred to finance the consummation of the merger; introducing quality products on a timely basis that satisfy customer requirements and achieve market acceptance; lengthy and variable sales cycles create difficulty in forecasting the timing of revenue; integrating the business and personnel of Mercom and CM Insight and Verint’s other acquisitions, including implementation of adequate internal controls; risks associated with significant foreign operations, including fluctuations in foreign currency exchange rates; aggressive competition in all of Verint’s markets, which creates pricing pressure; managing our expansion in the Asia Pacific region; risks that Verint’s intellectual property rights may not be adequate to protect its business or that others may claim that Verint infringes upon their intellectual property rights; risks associated with Verint’s ability to retain existing personnel and recruit and retain qualified personnel in all geographies in which Verint operates; decline in information technology spending; changes in the demand for Verint’s products; challenges in increasing gross margins; risks associated with changes in the competitive or regulatory environment in which Verint operates; dependence on government contracts; expected increase in Verint’s effective tax rate; perception that Verint improperly handles sensitive or confidential information; inability to maintain relationships with value added resellers and systems integrators; difficulty of improving Verint’s infrastructure in order to be able to continue to grow; risks associated with Comverse Technology, Inc. controlling Verint’s business and affairs; and other risks described in filings with the Securities and Exchange Commission. All documents are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov or from Verint’s website at www.verint.com. Verint makes no commitment to revise or update any forward-looking statements except as otherwise required by law.

Verint, the Verint word mark, Actionable Intelligence, Powering Actionable Intelligence, STAR-GATE, RELIANT, NEXTIVA, LORONIX, SmartSight, Lanex and ULTRA are trademarks of Verint Systems Inc. Other names may be trademarks of their respective owner.

CONTACT: Verint Systems Inc.

Alan Roden, 631-962-9304

alan.roden@verint.com